FIRST FEDERAL SAVINGS BANK OF THE MIDWEST
                     Executive Officer Compensation Program


Statement of Policy

         It is the policy of First Federal Savings Bank of the Midwest to attract and retain competent and qualified executive officers who will provide the leadership and management skills required to attain the long range goals of the institution. The Board of Directors recognizes the importance of a compensation program which encourages and rewards achievement and provides incentives for continued performance excellence. As such, First Federal will recognize an executive officer's demonstrated commitment to the long-term objectives of the Bank through a program which consistently rewards performance at the upper level of comparable institutions.

General

         Executive officer compensation is comprised of two components, base compensation and incentive compensation. Base compensation shall be established at a level which is commensurate with the level of responsibility of the position and an acceptable level of performance by the incumbent. Incentive compensation shall be used as the method to reward quantifiable performance which exceeds that which is expected within the general responsibilities of the position. For purposes of this compensation program, the two components of compensation are discussed separately.

Base Compensation

         It is the policy of First Federal to provide a level of base compensation which is commensurate with the position and the demonstrated abilities of the individual executive officer. As such, a base compensation range has been established that provides a minimum and a maximum level considered appropriate for each executive officer position covered by this policy, see Appendix A. The individual level of base compensation within each range is considered a function of the position and the past experience, level of achievement and the anticipation of continued performance of the officer. The base compensation ranges shall be reviewed by the Board of Directors at least annually and revised as considered appropriate.

         On an annual basis, the Board shall determine the level of base compensation for each executive officer within the guidelines outlined in former FHLBB R #42 Memoranda (Exhibit 1) and Section 310.3 of the Office of Thrift Supervision Thrift Activities Regulatory Handbook (Exhibit 2). All relevant supporting information relied on by the Board in determining such levels shall be retained and available for future reference.

         Comparative compensation information shall be derived from such comprehensive sources as SNL Securities, MCS Associates, Savings and Community Bankers of America, The American Banker and major accounting firms. Use of comparative sources shall not be limited to those listed. Information shall be utilized which is considered pertinent, taking into consideration the operations of this institution.

         A review of individual performance shall also include factors which demonstrate conformity with the responsibility for the safe and sound operation of the Bank. The relevance of specific factors will vary based on the individual position and will include such items as compliance with internal policies, accepted business practices and regulatory requirements; observed leadership and administrative abilities; the level of technical competence demonstrated in carrying out the responsibilities of the position; and the ability to plan and respond to changing circumstances. Quantitative goals are not established for these factors in the determination of base compensation; however, such goals are to be used in the determination of incentive compensation where applicable. The goals and objectives as outlined in the Bank's strategic business plan shall also be a factor in the measurement of individual performance.

Incentive Compensation

         A program of incentive compensation has been established to reward those officers who provide a level of performance for the Bank which warrants recognition in the form of compensation above base compensation amounts.

         On an annual basis, the Board of Directors shall award incentive compensation to those individual executive officers for which such compensation is considered appropriate. The Board is not required to authorize incentive compensation to eligible executive officers even if all guidelines are met, if in the Board's discretion, the officer's performance does not warrant such award. The Board shall follow the guidelines listed below as a basis for its decision to award such incentive compensation.

Guidelines for Incentive Compensation

1.       The Bank must,  at fiscal year end, have a level of capital which is at
         least  125%  of  the  regulatory   minimum  for  each  of  the  capital
         requirements.

2. The Bank's return on average assets must be at least equal to 1.00%. In the event that an acquisition, or other significant non-routine occurrence, were to cause this requirement not to be met, the Board is authorized to exercise discretion in the award of incentive compensation, provided that all other requirements have been met. For purposes of determining compliance with this requirement, net non-operating income shall not account for greater than 25% of total income.

3. The Bank's return on average equity must be at least equal to 9.00%. For purposes of determining compliance with this guideline, return on equity shall be determined based either on an assumed capitalization of the Bank at 8.00% of average assets, or on actual capitalization if less than 8.00%. Also for purposes of this guideline, earnings shall be reduced by the assumed earnings on capital in excess of 8.00% (net of tax, and based on the average earning asset yield for the period) and shall be increased by the amount of any amortization of goodwill.

         In the event that an acquisition, or other significant non-routine occurrence, were to cause this requirement not to be met, the Board is authorized to exercise discretion in the award of incentive compensation, provided that all other requirements have been met. For purposes of determining compliance with this requirement, net non-operating income shall not account for greater than 25% of total income.

4. The Bank's ratio of classified assets to tangible capital must not exceed 35%. Classified assets are defined as those assets classified, under current policies and regulations, as substandard and doubtful as reported on the appropriate lines of the quarterly thrift financial report.

5. The Bank's interest rate risk exposure, as determined quarterly by the Office of Thrift Supervision and based on Thrift Bulletin No. 13 guidelines for the measurement of interest rate risk exposure, must not allow the Bank's capital position to fall below minimum capital requirements.

6. The composite CAMEL rating, as reported to the Bank by the Office of Thrift Supervision, reflects the regulatory perception of the institution's overall strength and compliance with regulatory requirements. As such, a CAMEL rating of 1 or 2 is considered acceptable to allow consideration of incentive compensation.

7. Prior to the approval of any incentive compensation, the Board shall have reviewed all independent audit reports, Office of Thrift Supervision reports of examination, Federal Deposit Insurance Corporation reports of examination and any relevant documents related to such audits and examinations which have occurred during the period for which the incentive compensation is considered. The Board's review of those documents should be directed toward a determination of management's safe and sound implementation and compliance with policies and procedures, and the frequency and significance of any violation of law or regulation.

         As  part  of  the  documentation  in  support  of  awarding   incentive
         compensation, the Board shall include its summary conclusions in regard to the review of these reports.

Amount of Incentive Compensation

         If the foregoing criteria have been met and individual performance is considered to warrant, the following schedule shall be used to determine the allowable incentive compensation to be paid to executive officers.

        If Return on Average Equity               Incentive Compensation Award
             Equals or Exceeds:                    as a % of Base Compensation
             ------------------                    ---------------------------

                                                    Cash         Stock Options
                                                    ----         -------------
                 9.00 %                              10%               -
                 9.25%                               11%               -
                 9.50%                               12%               -
                 9.75%                               14%               -
                10.00%                               16%              10%
                10.25%                               18%              12%
                10.50%                               20%              14%
                10.75%                               22%              16%
                11.00%                               24%              18%
                11.25%                               26%              20%
                11.50%                               28%              20%
                11.75%                               30%              20%
                12.00%                               32%              20%

         In the event that return on average equity exceeds 12.25%, incentive compensation awards shall be determined at the discretion of the Board of Directors, with the cash award not to exceed 50% of the individual executive officer's base compensation.

         The award of stock options under this plan is subject to the approval of such awards by the First Midwest Financial, Inc. Stock Option Committee, and is dependent on the availability of such stock options. In the event that stock options are not available in amounts sufficient to meet total awards, the available stock options will be awarded on a pro-rata basis to recipients. The number of stock options to be awarded shall be determined by taking the indicated percentage times base compensation, divided by a fixed price of $6.6667 per share, such fixed price to be adjusted for any subsequent change in outstanding shares by reason of reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in corporate structure. The exercise price of stock options awarded under this plan shall be the closing average bid/ask market price on the effective date of grant.

Review and Authorization

         The executive officer compensation program shall be reviewed by the Board of Directors on an annual basis and will be revised as considered necessary. The minutes of the meeting of the Board shall reflect the review and the nature of any revisions.

         Authorization for changes in base compensation and the payment of incentive compensation shall be documented in the minutes of the meeting at which the Board makes such authorization. Information used in support of such authorization shall be made a part of the board minutes.

                                   Appendix A








                      Schedule of Base Compensation Ranges
                          Executive Officer Positions


           Position                          Minimum    Midpoint     Maximum
           --------                          -------    --------     -------

Chairman of the Board, President & CEO       $138,400    $173,000    $207,600

Executive Vice President, Secretary & COO    $120,800    $151,000    $181,200

Senior Vice President, Treasurer & CFO       $ 84,800    $106,000    $127,200











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                                    Exhibit 1











                             [INTENTIONALLY OMITTED]




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                                    Exhibit 2











                             [INTENTIONALLY OMITTED]